================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Tier Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            TIER TECHNOLOGIES, INC.
                        1350 Treat Boulevard, Suite 250
                        Walnut Creek, California 94596

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 22, 2001

To The Shareholders Of Tier Technologies, Inc.:

   Notice Is Hereby Given that the Annual Meeting of Shareholders of Tier Technologies, Inc., a California corporation (the "Company"), will be held on Monday, January 22, 2001 at 2:00 p.m. local time at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor, San Francisco, California, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve the amendment to the Company's Amended and Restated 1996 Equity Incentive Plan to increase the number of shares of Class B Common Stock authorized and reserved for issuance under such plan from 5,989,333 to 6,989,333 shares.

  3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending September 30, 2001.

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on November 29, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors,

                                        /s/ Laura B. DePole
                                        Laura B. DePole
                                        Secretary

Walnut Creek, California
December 22, 2000


    All Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            TIER TECHNOLOGIES, INC.
                        1350 Treat Boulevard, Suite 250
                        Walnut Creek, California 94596

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 22, 2001

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tier Technologies, Inc., a California corporation ("Tier" or the "Company"), for use at the Annual Meeting of Shareholders to be held on January 22, 2001, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor,
San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about December 22, 2000 to all shareholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, ChaseMellon Shareholder Services. No additional compensation will be paid to directors, officers or other regular employees for such services, but ChaseMellon Shareholder Services will be paid its customary fee, estimated to be about $7,500.00, if it renders solicitation services.

Voting Rights and Outstanding Shares

   Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on November 29, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on November 29, 2000, the Company had outstanding 1,135,114 shares of Class A Common Stock and 11,536,316 shares of Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on the matters to be considered and acted upon at the Annual Meeting, except holders of Class B Common Stock have the right to vote as a single class for the election of two of the five director nominees.

   Each share of Class A Common Stock is entitled to ten votes and each share of Class B Common Stock is entitled to one vote. An affirmative vote of a majority of the Common Stock voted at the Annual Meeting, in person or by proxy, is required for approval of each item being submitted to the shareholders for consideration, with the exception of the election of directors, where the nominees receiving the highest number of votes entitled to be cast therefor shall be elected (see "Proposal 1"). An election inspector appointed by the Board shall receive and tabulate proxies and votes cast in person at the Meeting. Abstentions and "broker non-votes" are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

   The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's annual meeting of shareholders to be held in 2002 pursuant to Rule 14a-8 of the Securities and Exchange Commission ("SEC") is August 24, 2001. Proposals and director nominations for such meeting that are not to be included in such proxy statement and proxy must be received by the Company at 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596, no later than the tenth day following the mailing of notice of the date of such annual meeting.

                                  PROPOSAL 1

                             Election of Directors

   The Board is currently composed of six directors. William G. Barton is not seeking re-election. The Board of Directors has set the authorized number of directors as of the Annual Meeting at five. There are five nominees for the five Board positions authorized. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

   The Company's Amended and Restated Articles of Incorporation (the "Articles") provide that the holders of Class B Common Stock shall vote as a separate class and be entitled to elect that number of directors that is the largest integral number that is less than fifty percent (50%) of the authorized number of directors (two of the five directors), in a slate separate from the election of the remaining directors. The following two individuals are nominated for election by the holders of Class B Common Stock voting as a separate class: Samuel Cabot III and Ronald L. Rossetti.

   The Articles provide that the holders of Class B Common Stock and Class A Common Stock shall vote as a single class to elect the remaining three directors. The following three individuals are nominated for election by the holders of Class B Common Stock and Class A Common Stock, voting as a single class: James L. Bildner, Morgan P. Guenther and William C. Van Faasen.

   The two Class B Common Stock nominees receiving the highest number of affirmative votes shall be elected. The three remaining nominees receiving the highest number of affirmative votes shall be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

   The names of the nominees and certain information about the nominees for director are set forth below:

          Name           Age                Position Held With the Company
          ----           ---                ------------------------------
James L. Bildner........ 46  Chairman of the Board, President and Chief Executive Officer
Samuel Cabot
 III(1)(2)(3)........... 60  Director
Morgan P. Guenther(1)... 46  Director
Ronald L.
 Rossetti(1)(2)(3)...... 57  Director
William C. Van
 Faasen(2).............. 52  Director

--------
(1) Member of the Compensation Committee of the Board.
(2) Member of the Audit Committee of the Board.
(3) Class B Common Stock Director.

   Mr. Bildner joined Tier as Chairman of the Board in November 1995 and became Chief Executive Officer in December 1996. From December 1994 to December 1996, Mr. Bildner was employed as a principal of Argus Management Corporation, a management consulting firm. Mr. Bildner serves on the Board of Visitors of the Tucker Foundation and the Case Western Reserve School of Law. Mr. Bildner is a trustee of Lesley University, an Overseer of Children's Hospital and Medical Center and serves on the Board of Directors of Australia's Lizard Island Reef Research Foundation. A frequent speaker and author on business issues, Mr. Bildner received an A.B. from Dartmouth College and a J.D. from Case Western Reserve School of Law.

   Mr. Cabot has served as a Director of Tier since January 1997. He has served as President of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978, and as Chairman since February 2000. He is also on the Board of Directors of Samuel Cabot, Inc., Plasticolors, Inc., Blue Cross/Blue Shield of Massachusetts, Inc. and Fiduciary Trust Co. Mr. Cabot received an A.B. from Dartmouth College and an MBA from Boston University.

   Mr. Guenther has served as a Director of Tier since August 1999. Since June 1999, Mr. Guenther has served as Vice President of Business Development of TiVo Inc., a technology firm specializing in the creation of personalized television services. From August 1998 to June 1999, Mr. Guenther was a partner at Paul, Hastings, Janofsky & Walker LLP, an international law firm. From 1990 to March 1998, Mr. Guenther was a partner at the law firm of Farella Braun & Martel LLP. Mr. Guenther is also on the Board of Directors of VelocityHSI, Inc. Mr. Guenther holds a B.A. and a J.D. from the University of Colorado and an MBA from the University of San Francisco.

   Mr. Rossetti has served as a Director of Tier since November 1995. Since February 1997, he has served as President of Riverside Capital Partners, Inc., a venture capital investment firm. From 1976 until September 1994, Mr. Rossetti was President, Chief Executive Officer and a director of Nature Food Centers, Inc. Mr. Rossetti is also on the Board of Directors of General Nutrition Co. and ShopLink.com and the advisory board of Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.

   Mr. Van Faasen has served as a Director of Tier since June 1999. Since September 1992, Mr. Van Faasen has served as President and Chief Executive Officer of Blue Cross/Blue Shield of Massachusetts, Inc. From 1990 to March 1992 he also served as its Executive Vice President and Chief Operating Officer and was appointed President-Designee on March 18, 1992. Mr. Van Faasen is also on the Board of Directors of IMS Health. Mr. Van Faasen received a B.A. from Hope College and an MBA from Michigan State University.

Board Committees and Meetings

   During the fiscal year ended September 30, 2000, the Board held five meetings. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The Audit Committee is composed of three non-employee directors: Messrs. Cabot, Rossetti and Van Faasen. It met three times during such fiscal year.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Cabot, Guenther and Rossetti. It met four times during such fiscal year.

   During the fiscal year ended September 30, 2000, all directors except Mr. Barton attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

                    Approval of Amendment to the Company's
                Amended and Restated 1996 Equity Incentive Plan

   The Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") was approved by the Board and shareholders and became effective on February 10, 1997. An aggregate of 2,989,333 shares of Class B Common Stock were initially reserved for issuance under the Plan, of which 100,000 were reserved for issuance to non-employee directors. As amended to date, an aggregate of 5,989,333 shares of Class B Common Stock are reserved for issuance under the Plan. As of November 30, 2000, there were options to purchase 4,344,730 shares of Class B Common Stock outstanding and 684,046 shares of Class B Common Stock available for future grants under the Plan.

   The Board of Directors and management believe that it is important to continue to have options available for grant in order to attract and retain key employees who contribute to and are responsible for the Company's success and long-term growth. Accordingly, on November 2, 2000, the Board approved an amendment to the Plan increasing the number of shares authorized and reserved for issuance under the Plan by 1,000,000 shares (the "Amendment"). The shareholders are being asked to approve the Amendment, which will bring the total number of shares reserved for issuance under the Plan to 6,989,333 shares. Approval of the Amendment requires the affirmative vote of a majority of the voting shares. Proxies solicited by the Board will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

Summary of the Plan

 General

   The Plan provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants to employees, directors and consultants of non-qualified stock options, restricted stock and stock bonuses. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the employees and consultants of the Company and to promote the Company's business.

 Administration of the Plan

   The Plan provides that it shall be administered by the Board or a committee of directors composed solely of not fewer than two Board members. The Board has designated the Compensation Committee (the

"Compensation Committee") to administer the Plan. The Compensation Committee, or the full Board, is authorized to determine which persons eligible under the Plan shall be granted stock awards, when and how such awards will be granted, the form thereof, and to adopt rules and regulations administering the Plan.

 Shares Available Under the Plan

   If any change is made in the Class B Common Stock subject to the Plan (such as through a merger, stock dividend, stock split or otherwise), the Plan and awards under the Plan will be adjusted appropriately. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation or other types of capital reorganizations, the Board has discretion (to the extent permitted by applicable law) to (1) have the surviving corporation assume any awards under the Plan, (2) accelerate the exercise period of any award, or (3) continue the award under its existing terms. Upon termination of any outstanding Plan awards, the shares subject to those awards may again be made the subject of additional Plan awards. No more than 300,000 shares of Class B Common Stock may be granted pursuant to options to any one person under the Plan in any single fiscal year. No option under the Plan shall be exercisable after the expiration of ten years from the date it was granted.

 Types of Awards

   Stock Options. The Compensation Committee, or the full Board, has the discretion to grant either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. All options shall be in such form and shall contain such terms and conditions as the Compensation Committee shall deem appropriate, subject to the provisions of the Plan. Options vest at a rate to be determined by the Compensation Committee at the time of grant. The Compensation Committee may also provide for acceleration of vesting in certain circumstances.

   The Compensation Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of non-qualified stock options shall be determined in the discretion of the Compensation Committee. With respect to any optionee who owns 10% or more of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such optionee must equal or exceed 110% of the fair market value of the Class B Common Stock on the grant date and the term of the option must not exceed five years. The aggregate fair market value of the Class B Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted to an individual first become exercisable in any calendar year shall not exceed $100,000. The options or portions thereof exceeding such limit shall be treated as non-qualified stock options.

   Payment of the option price upon exercise of an option shall be: in cash; or, at the discretion of the Compensation Committee, by tendering Class B Common Stock valued using its fair market value on the date of exercise; or, at the discretion of the Compensation Committee, by authorizing a third party to sell the Class B Common Stock acquired upon the exercise of the option and to remit sufficient proceeds from the sale to the Company; or, according to a deferred payment or other arrangement; or, in other legal consideration acceptable to the Board. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable sections of the Code, of any amounts other than amounts stated under the deferred payment arrangement.

   In the event an optionee's eligibility under the Plan terminates, the optionee may exercise his or her option to the extent that the optionee is otherwise entitled to exercise on the date employment terminates, but only within such period of time as is determined by the Compensation Committee and specified in the option agreement. In the event of the optionee's death, the option may be exercised, but only within such period of time as is determined by the Compensation Committee and specified in the option agreement, by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise the option at the date of death.

   In general, except as permitted by the Compensation Committee, options are transferable only by will or by the laws of descent and distribution and, during the lifetime of the optionee, the option shall be exercisable only by the optionee or by his guardian or legal representative.

   Restricted Stock Awards. The Compensation Committee may grant restricted stock, restricted stock units (i.e., units representing shares of stock) or shares of Class B Common Stock, which are subject to transfer restrictions determined by the Compensation Committee. The Compensation Committee determines the purchase price, if any, of each restricted stock or restricted stock unit agreement. Except as determined by the Compensation Committee in its discretion, no rights under a restricted stock or restricted stock unit agreement shall be transferable except by will or by the laws of descent and distribution.

   Payment of the purchase price of stock acquired pursuant to a restricted stock or restricted stock unit agreement shall be paid either in cash at the time of purchase or, in the discretion of the Compensation Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold or in any form of legal consideration that may be acceptable to the Compensation Committee in its discretion.

   Generally, shares of stock sold or awarded as restricted stock or restricted stock units under the Plan may be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Compensation Committee. In the event of the termination of the optionee's eligibility to participate under the Plan, the Company may repurchase or otherwise reacquire any or all of the shares of Class B Common Stock held by that person which have not vested as of the date eligibility terminates under the terms of the restricted stock or restricted stock unit agreement between the Company and such person.

   Stock Bonus. The Plan authorizes the Committee to award bonuses of shares of Class B Common Stock, either restricted or unrestricted, and as current or deferred compensation. The Compensation Committee may also award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

Certain Federal Income Tax Consequences

   The following discussion is based on federal income tax laws and regulations in effect as of the date of this Proxy Statement, and does not purport to be a complete description of the federal income tax aspects of the Plan. No information is provided herein with respect to estate, inheritance, or state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or disposition of any of the acquired shares under those laws. The exact federal income tax treatment of awards will depend on the specific nature of any such award. An award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted shares, an award that is payable in cash, or otherwise.

   Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option is taxable to the employee receiving the option. If the employee holds the stock purchased upon exercise of an incentive stock option for at least one year after the purchase of the stock and until at least two years after the option was granted, his or her sale of the shares will produce long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee sells or otherwise transfers the stock before these holding periods have elapsed, he or she will generally be taxed at ordinary income rates on the sale in the amount of the excess of the fair market value of the stock when the option was exercised over the option exercise price, and the Company will be entitled to a tax deduction on the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss as the case may be.

   Non-qualified Stock Options. Although the grant of non-qualified stock options under the Plan also is not generally taxable to the optionee, upon exercise the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. The amount included in an individual's income as a result of the exercise of a non-qualified stock option will be treated as his or her basis in the shares acquired, and any remaining gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

   Restricted Stock. The acquisition of restricted stock is not a taxable event. When restrictions imposed upon the restricted stock expire, the holder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of such expiration over the purchase price, if any, for the shares. The holder may, however, elect within 30 days after the date of acquisition to recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on such shares, over the purchase price, if any, for the shares. If and when the holder recognizes ordinary income attributable to the restricted stock, the Company will be entitled to a deduction for the same amount.

   Other Awards. Awards may be granted to employees under the Plan that do not fall into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. In general, compensation in lieu of cash will be treated as ordinary taxable income to the employees and deducted by the Company. The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Plan.

   Alternative Minimum Tax. The amount by which the fair market value of the shares received upon the exercise of an incentive stock option exceeds the exercise price of the shares is included in the calculation of "alternative minimum taxable income" ("AMTI") of the optionee. The alternative minimum tax imposed on individual taxpayers is equal to the amount by which 26% of AMTI (28% for AMTI in excess of $175,000) exceeds the regular federal income tax rate for a taxable year. For minimum tax purposes, the basis of stock acquired through the exercise of an incentive stock option equals the fair market value taken into account in determining the amount of the AMTI. A portion of a taxpayer's minimum tax attributable to certain items (including the spread on the exercise of an incentive stock option) may be credited against the taxpayer's regular tax liability in later years to the extent that the regular tax liability exceeds the alternative minimum tax.

   Section 162(m) Compensation Deduction Limitation. Stock options and performance-based restricted stock granted under the Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Code Section 162(m).

Accounting

   The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, there is no earnings charge in connection with the grant or exercise of stock options granted under the Plan. However, restricted and unrestricted stock bonuses under the Plan would involve an earnings charge. The Company has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires companies to show in a footnote to their annual financial statements the pro forma effect that stock-based awards would have had on earnings if the value of the awards granted that year were treated as compensation expense. Stock options issued to non-employees are accounted for in accordance with Emerging Issues Task Force 96-18.

Amendment and Duration of the Plan

   Unless terminated sooner, the Plan expires February 9, 2007. The Board may amend the Plan at any time; however, no amendment will be effective unless approved by the Company's shareholders within twelve months before or after the adoption of the amendment, if the amendment will increase the number of shares reserved for awards under the Plan or modify the requirements as to eligibility for participation under the Plan, or modify the

Plan in any other way, and such modification requires shareholder approval under Code Sections 162(m) or 422, the requirements of the Nasdaq National Market or Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.

Participation in the Plan by Executive Officers, Directors and Employees

   In addition to any discretionary grants of stock awards that may be granted to outside directors from time to time, outside directors shall automatically be granted non-qualified stock options for 10,000 shares of Class B Common Stock effective as of their date of appointment or election to the Board. Each outside director who is re-elected to serve as an outside director for an additional term shall automatically receive non-qualified options to purchase 10,000 shares of Class B Common Stock as of the date of such re-election. All such non-qualified stock options granted to outside directors shall be fully vested as of the date of the grant.

   Future awards under the Plan, including grants to executive officers, are not presently determinable. The Company expects that options granted under the Plan, if shareholders approve the Amendment, will be granted to eligible participants on an "as needed" basis. In addition, under his employment agreement, a portion of Mr. Bildner's annual incentive compensation may be paid in the form of options in lieu of cash. Mr. Bildner may elect to receive 100% of his incentive compensation in the form of options. The Compensation Committee has also awarded, from time to time, a portion of annual incentive compensation to certain of the Company's employees in the form of options in lieu of cash. The amount of incentive compensation to be received by the Company's officers is based on the achievement of certain performance goals by the Company, and is calculated as a percentage of each officer's base salary.

                                  PROPOSAL 3

               Ratification of Selection of Independent Auditors

   The Board has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2001 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since July 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Class A and Class B Common Stock as of September 30, 2000 by:
(i) each nominee for director; (ii) each of the Named Executive Officers (as set forth in the Summary Compensation Table); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                         Beneficial Ownership(1)(2)(3)
                          -----------------------------------------------------------
                            Number of      Percent of     Number of      Percent of   Percent of Total
        Name(4)           Class A Shares Class A Shares Class B Shares Class B Shares Voting Power(5)
        -------           -------------- -------------- -------------- -------------- ---------------- ---
James L. Bildner(6).....    1,264,417        100.0%         704,325          5.9%           54.3%
Bryan McCaul............      115,070          9.2%         221,667          1.9%            5.7%
Greg Bowen..............      119,303          9.5%             433            *             5.0%
Massachusetts Financial
 Services Company(7)....          --           --         1,344,922         11.8%            5.6%
Heartland Advisors,
 Inc.(8)................          --           --         1,314,050         11.5%            5.5%
T. Rowe Price
 Associates, Inc.(9)....          --           --         1,100,000          9.6%            4.6%
James R. Weaver.........          --           --           111,671            *               *
Stephen McCarty.........          --           --            86,083            *               *
Laura B. DePole.........          --           --           106,693            *               *
David Laidlaw...........          --           --            69,944            *               *
Ronald L. Rossetti......          --           --            59,524            *               *
Samuel Cabot III........          --           --            53,810            *               *
Morgan P. Guenther......          --           --            21,000            *               *
William C. Van Faasen...          --           --            20,000            *               *
All directors and
 executive officers as a
 group (12 persons).....    1,264,417        100.0%       1,349,478         10.9%           55.8%

--------
 *  Represents beneficial ownership of less than 1%.
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The calculation of the applicable percent of beneficial ownership of each class and of total voting power is based on 1,254,417 shares of Class A Common Stock and 11,416,246 shares of Class B Common Stock outstanding as of September 30, 2000 plus, for each person or group, any shares such person or group has the right to acquire on or prior to November 29, 2000 (including shares issuable upon the exercise of stock options).
(3) Includes shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable on or prior to November 29, 2000 as follows:

                                                   Number of      Number of
                       Name                      Class A Shares Class B Shares
                       ----                      -------------- --------------
   James L. Bildner.............................     10,000         501,325
   Greg Bowen...................................        --              433
   James R. Weaver..............................        --          110,671
   Stephen McCarty..............................        --           84,583
   Laura B. DePole..............................        --          104,693
   David Laidlaw................................        --           69,944
   Ronald L. Rossetti...........................        --           50,000
   Samuel Cabot III.............................        --           50,000
   Morgan P. Guenther...........................        --           20,000
   William C. Van Faasen........................        --           20,000
   All directors and executive officers as a
    group.......................................     10,000       1,011,216

(4) Except as indicated by footnote, the address of each of the officers, directors and other shareholders listed above is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596.
(5) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share) is aggregated.
(6) Includes all shares of Class A Common Stock held in the Voting Trust as to which Mr. Bildner exercises voting control as trustee. Mr. Bildner disclaims beneficial ownership of 384,417 shares of Class A Common Stock held in the Voting Trust.
(7) Address: 500 Boylston Street, Boston, MA 02116. Based on Schedule 13G dated February 11, 2000. Of the shares reported, 765,300 are beneficially owned by MFS Series Trust I-MFS New Discovery Fund and 579,622 are also owned by certain other non-reporting entities as well as Massachusetts Financial Services Company.
(8) Address: 789 North Water Street, Milwaukee, WI 53202. Based on Schedule 13G dated October 4, 2000. Amount reported may be deemed beneficially owned by Heartland Advisors, Inc. and William J. Nasgovitz as a result of his position with and stock ownership of Heartland.
(9) Address: 100 E. Pratt Street, Baltimore, MD 21202. Based upon Schedule 13G dated February 14, 2000 filed on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, the Company's officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   The members of the Board are reimbursed for reasonable travel expenses incurred in attending Board meetings. In addition, non-employee members of the Board receive a grant, upon their initial appointment, of fully vested options to purchase 10,000 shares of Class B Common Stock and an annual grant, upon their re-election thereafter, of fully vested options to purchase 10,000 shares of Class B Common Stock under the Plan.

   In general, option grants to the non-employee directors are non-discretionary. The exercise price of options granted to the directors is 100% of the fair market value of the Class B Common Stock on the date of the option grant. Options granted to non-employee directors are fully vested on the date of grant. The term of options granted to non-employee directors is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, at the sole discretion of the Board and to the extent permitted by applicable law, any surviving corporation: (i) shall assume all options under the Plan, (ii) shall substitute similar options for those outstanding under the Plan, (iii) shall accelerate the time during which such options may be exercised and the options terminated if not exercised prior to such event, or (iv) such options shall continue in full force and effect. In addition, the non-employee directors may receive discretionary option grants. In lieu of the non-discretionary grants that were to be awarded on their re-election at the Annual Meeting on January 11, 2000, Messrs. Rossetti, Cabot and Van Faasen accepted discretionary grants of fully vested options to purchase 20,000, 20,000 and 10,000 shares, respectively, of Class B Common Stock during the year ended September 30, 1999. During the year ended September 30, 2000, no discretionary options were granted to the non-employee directors.

   Beginning in calendar 2001, the Company will pay to each continuing non-employee member of the Board an annual retainer of $10,000, payable quarterly in arrears, and fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended (provided that such Committee meeting does not occur in conjunction with a Board meeting).

Executive Officers

   In addition to Mr. Bildner, as of September 30, 2000 the Company's executive officers are as follows:

         Name          Age Position With The Company
         ----          --- -------------------------
 James R. Weaver        43 President, U.S. Operations
 Stephen McCarty        47 Senior Vice President, Human Resources Management
 Laura B. DePole        36 Senior Vice President, Chief Financial Officer,
                           Secretary & Treasurer
 David Laidlaw          59 President, International Operations
 Richard E. Kristensen  50 President, U.S. Commercial Services
 Barbara M. Pivnicka    47 Senior Vice President and Chief Marketing Officer

   Mr. Weaver joined Tier as President, Government Services Division in May 1998 and became President, U.S. Operations in August 2000. From June 1997 until May 1998, Mr. Weaver served as Vice President, Government Solutions of BDM International, Inc., an information technology company, where he was responsible for strategic planning, policy and procedure development, client base expansion and overall business planning and development. From March 1995 until June 1997, he served as National Program Director, Public Sector for Unisys Corporation, an information technology company. Prior to that time, he served as Director, Public Sector Services with Lockheed Information Management Services and District Manager with the Commonwealth of Virginia, Division of Child Support Enforcement. Mr. Weaver received a B.A. in Psychology from California University of Pennsylvania.

   Mr. McCarty joined the Company as Senior Vice President, Human Resources Management in October 1998. From January 1998 to October 1998, he served as a Vice President of Renaissance Worldwide, Inc., a consulting firm. From February 1993 to January 1998, he served as a Vice President of Arthur D. Little, a consulting firm. Mr. McCarty received a B.A. in Psychology from State University of New York (SUNY) at Plattsburgh and a M.S. in Industrial/Organizational Psychology from Rensselaer Polytechnic Institute.

   Ms. DePole has served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer since January 2000 and Chief Accounting Officer since August 1997. Ms. DePole previously served as Senior Vice President, Finance from April 1999 to January 2000. From October 1998 to April 1999, Ms. DePole was Vice President, Finance and from August 1997 to October 1998, Ms. DePole was also the Corporate Controller of the Company. Prior to that time, Ms. DePole was a Senior Manager at Ernst & Young LLP, an international public accounting firm. Ms. DePole received a B.S. in Accounting from San Francisco State University and is a Certified Public Accountant.

   Mr. Laidlaw joined the Company as President, International Operations in March 1999. From January 1996 to February 1999, Mr. Laidlaw served as General Manager for the IBM Global Services Australia Consulting and Systems Integration Unit. From 1966 to December 1995, Mr. Laidlaw held various other positions within IBM information technology services units in Australia, the United Kingdom and the Asia Pacific region. Mr. Laidlaw received a B.S. and M.S. in Engineering from Melbourne University.

   Mr. Kristensen joined the Company as President, U.S. Commercial Services in March 2000. From January 1999 to February 2000, Mr. Kristensen served as President and Chief Operating Officer of The SCA Group. From September 1993 to December 1998, Mr. Kristensen served as President and Chief Executive Officer of Harris Chapman & Company. Mr. Kristensen received an M.B.A. in Organizational Behavior from the University of Pittsburgh and a B.A. in English and Psychology from Kenyon College.

   Ms. Pivnicka joined the Company as Senior Vice President and Chief Marketing Officer in August 2000. From January 1986 to August 2000, Ms. Pivnicka was with Deloitte & Touche LLP, an international public accounting firm, where she served as Director of Marketing from 1994 to 2000. Ms. Pivnicka received a B.A. in the Honors Program with a double major in English and Art History from the University of San Francisco.

Compensation of Executive Officers

   The following table shows compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") for the fiscal years ended September 30, 2000, 1999 and 1998:

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                                                     Compensation
                                                                        Awards
                                                                     -------------
                                 Annual Compensation(1)                Number of
                         ------------------------------------------     Shares     ---
                                                       Other Annual   Underlying
Name and Principal                                     Compensation     Options
Position                 Year Salary($)    Bonus($)(2)     ($)       Granted(#)(3)
------------------       ---- ---------    ----------- ------------  -------------
James L. Bildner........ 2000  514,583           --       40,292(4)     184,375
  Chairman of the Board,
   President and Chief   1999  487,083           --       84,555(5)     138,299
  Executive Officer      1998  406,250           --       68,785(6)     120,000

James R. Weaver......... 2000  268,125       116,000         --         225,000
  President, U.S.
   Operations            1999  209,167        50,000      19,350(7)      35,000
                         1998   70,513           --          --          50,000

Stephen McCarty......... 2000  229,583        27,500       4,167(8)     125,000
  Senior Vice President,
   Human Resources       1999  201,201           --        5,318(9)     110,000
  Management

Laura B. DePole......... 2000  222,917        20,000         --         175,000
  Senior Vice President
   and                   1999  159,375           --          --          45,000
  Chief Financial
   Officer               1998   98,750        20,000         --          34,583

David Laidlaw........... 2000  229,508           --       36,793(11)    173,694
  President,
   International         1999  151,515(10)       --       24,290(11)     25,000

--------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
(2) Excludes incentive compensation awarded by the Compensation Committee on November 2, 2000 to Mr. Bildner, Mr. Weaver and Ms. DePole of $262,500, $162,500 and $62,500, respectively, for fiscal 2000, based as a percentage of each officer's annual base salary for the period January 1, 2000 to September 30, 2000. Of these amounts, approximately two-thirds was paid in cash and the remainder in stock options. The number of options received was calculated using the Black-Scholes option valuation methodology. To preserve consistent reporting with prior years, the Company will include these incentive payments in the Compensation Table in the Company's Proxy Statement for the 2002 Annual Meeting of Shareholders.
(3) Pursuant to his employment agreement with the Company, Mr. Bildner may receive annual incentive compensation in the form of options in lieu of cash. For Mr. Bildner, the number of shares underlying options granted in fiscal year 2000 includes options to purchase 109,375 shares of Class B Common Stock, granted on December 31, 1999, as annual incentive compensation for employment for calendar year 1999.
(4) Represents forgiveness of debt and accrued interest thereon in the amount of $10,928 owed by Mr. Bildner to the company arising from loans made for housing and relocation expenses and certain non-business travel expenses in the amount of $29,364.
(5) Represents forgiveness of debt and accrued interest thereon in the amount of $53,812 owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses and certain non-business travel expenses in the amount of $30,743.
(6) Represents forgiveness of debt and accrued interest thereon in the amount of $53,812 owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses, certain non-business travel expenses in the amount of $13,735 paid by the Company, and other perquisites in the amount of $1,238.

(7) Represents forgiveness of debt owed by Mr. Weaver to the Company.
(8) Represents forgiveness of debt owed by Mr. McCarty arising from loans made for housing and relocation expenses.
(9) Represents forgiveness of debt owed by Mr. McCarty in the amount of $3,299 arising from certain obligations in connection with his prior employment and non-business travel expenses in the amount of $2,019.
(10) Represents total salary of AU $420,000 for fiscal 2000, converted into U.S. dollars using the September 30, 2000 exchange rate of AU $1.83 to U.S. $1.00, and total salary of AU $233,333 for fiscal 1999 converted into U.S. dollars using the September 30, 1999 exchange rate of AU $1.54 to U.S. $1.00.
(11) Represents a benefit allowance of AU $30,582 for fiscal 2000 paid in lieu of health insurance and other benefits and retirement fund contributions of AU $36,750, converted into U.S. dollars using the September 30, 2000 exchange rate of AU $1.83 to U.S. $1.00, and a benefit allowance of AU $16,990 and retirement fund contributions of AU $20,417 for fiscal 1999, converted into U.S. dollars using the September 30, 1999 exchange rate of AU $1.54 to U.S. $1.00.

                       STOCK OPTION GRANTS AND EXERCISES

   The Company grants options to its executive officers under the Company's Amended and Restated 1996 Equity Incentive Plan. The following tables show for the twelve-month period ended September 30, 2000, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

         OPTION GRANTS IN TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 2000

                                                                            Potential
                                                                        Realizable Value
                                                                        at Assumed Annual
                                                                         Rates of Stock
                                                                              Price
                                                                        Appreciation for
                                  Individual Grants(1)                   Option Term (4)
                  ----------------------------------------------------- -----------------
                                      Percent of
                   Number of Shares  Total Options Exercise
                  Underlying Options   Granted to    Price   Expiration
   Name               Granted(#)      Employees(2) ($/Sh)(3)    Date     5%($)   10%($)
   -------------  ------------------ ------------- --------- ---------- ------- ---------
James L. Bildner   75,000 Class B(5)      3.9%       6.500    10/31/09  306,480   776,619
                  109,375 Class B(6)      5.7%       8.531    12/30/09  586,625 1,486,507

James R. Weaver    75,000 Class B(5)      3.9%       6.500    10/31/09  306,480   776,619
                  150,000 Class B(7)      7.8%       5.500    07/05/10  518,658 1,314,279

Stephen McCarty    75,000 Class B(5)      3.9%       6.500    10/31/09  306,480   776,619
                   50,000 Class B(7)      2.6%       5.500    07/05/10  172,886   438,093

Laura B. DePole    75,000 Class B(5)      3.9%       6.500    10/31/09  306,480   776,619
                  100,000 Class B(7)      5.2%       5.500    07/05/10  345,772   876,186

David Laidlaw      10,000 Class B(5)      0.5%       7.313    11/29/09   45,972   116,493
                   63,694 Class B(6)      3.3%       6.563    02/28/10  262,802   665,939
                  100,000 Class B(7)      5.2%       5.500    07/05/10  345,772   876,186

--------
(1) All options are subject to acceleration upon certain changes of control.
(2) Based on options to purchase an aggregate of 1,923,497 shares granted to employees in the twelve-month period ended September 30, 2000, including options granted to the Named Executive Officers.
(3) The exercise price is equal to or exceeds the fair market value on the date of grant as reported on the Nasdaq National Market.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years), assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually. The potential realizable value of the options does not reflect the Company's estimate or projection of the future stock price performance. Actual gains, if any, are dependent on the actual future price of the Company's Class B Common Stock.
(5) Options vest thirty-three and one-third percent each year on the anniversary of the date of grant for three years.
(6) Options fully vest on date of grant.
(7) Options vest twenty percent each year on the anniversary of the date of grant for five years.

  AGGREGATED OPTION EXERCISES IN TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 2000
                       AND FISCAL YEAR-END OPTION VALUES

                                                Number of Securities
                                               Underlying Unexercised      Value of Unexercised
                           Shares                 Options at Fiscal       In-the-Money Options at
                          Acquired    Value         Year-End (#)          Fiscal Year-End ($)(2)
                         on Exercise Realized -------------------------- -------------------------
          Name               (#)      ($)(1)  Exercisable  Unexercisable Exercisable Unexercisable
          ----           ----------- -------- -----------  ------------- ----------- -------------
James L. Bildner........      --        --      417,257(3)    135,417     $163,697     $127,701
James R. Weaver.........      --        --       42,915       267,085        8,399      365,051
Stephen McCarty.........      --        --       34,583       200,417        8,399      180,671
Laura B. DePole.........      --        --       63,248       213,335       41,376      285,948
David Laidlaw...........      --        --       69,944       128,750       49,732      184,693

--------

(1) The value realized is based on the market price per share of Class B Common Stock at the date of exercise, less the exercise price.
(2) The value of unexercised in-the-money options is calculated based on the fair market value of the Class B Common Stock on September 30, 2000 of $7.3438. Amounts reflected are based on such fair market value minus the aggregate exercise price and do not necessarily reflect that the optionee sold such stock.
(3) Includes an option to purchase 10,000 shares of the Company's Class A Common Stock.

                             EMPLOYMENT AGREEMENTS

   In December 1996, the Company entered into an employment agreement with James L. Bildner, the Company's Chairman of the Board and Chief Executive Officer, for a term that expires on August 1, 2001. The agreement was amended as of February 16, 1998, to provide for Mr. Bildner to receive an annual base salary of $450,000 and to be eligible to receive an annual incentive bonus of up to 85% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. Pursuant to a resolution of the Compensation Committee dated January 28, 1998, Mr. Bildner's annual base salary was increased to $525,000. On November 2, 2000, the Compensation Committee increased the percentage of annual base salary that Mr. Bildner is eligible to receive for his annual incentive bonus, beginning with the bonus for the fiscal year ended September 30, 2000, to 100%. Under the agreement, Mr. Bildner also received a $50,000 relocation loan, which bore interest at 5.75% per annum and was forgiven over the three-year period ended on November 30, 1999 (the "Relocation Loan"), and a monthly housing allowance of $2,750 (for a three-year period that ended on December 31, 1999), payable in advance upon request of Mr. Bildner. The agreement also provides, among other things, that if Mr. Bildner's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Bildner's conviction of a felony, the Company will pay to Mr. Bildner his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Bildner for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Bildner will immediately vest and the Company will pay Mr. Bildner a lump sum amount equal to the discounted present value of 24 months of base salary plus 100% of the maximum amount of all incentive compensation Mr. Bildner could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Bildner's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Bildner from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Bildner also received an option to purchase 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vested immediately. He also received an option for 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, all of which has vested.

   In April 1998, the Company entered into a letter agreement with James R. Weaver, the Company's President, U.S. Operations. Pursuant to the letter agreement, amended on May 17, 1998, Mr. Weaver received an annual base salary of $200,000 and was eligible to receive an annual incentive bonus of approximately 50% of base salary based on achievement of certain performance criteria. On November 2, 2000, the Compensation Committee increased the percentage of annual base salary that Mr. Weaver is eligible to receive for his annual incentive bonus, beginning with the bonus for the fiscal year ended September 30, 2000, to 100%. Pursuant to the terms of the letter agreement, the Company provided Mr. Weaver with a relocation loan of $100,000, which bears interest at 5.50% per annum, which principal amount shall be forgiven over three years for so long as Mr. Weaver remains employed by the Company. The Company also provided Mr. Weaver with a loan of $19,350 to repay certain obligations incurred by Mr. Weaver in connection with his prior employment, which bore interest at 5.50% per annum and was forgiven in accordance with the agreement based on Mr. Weaver remaining employed by the Company on May 22, 1999. The letter agreement also provides that in the event Mr. Weaver's employment is terminated by the Company other than for cause, all outstanding unvested options held by Mr. Weaver will immediately vest and the Company will pay Mr. Weaver his salary and benefits for 18 months. In the Company's discretion, this may be paid in one lump sum based on the discounted present value of Mr. Weaver's salary and benefits. Pursuant to the letter agreement, Mr. Weaver received an option to purchase 50,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which options vest over three years from the date of grant. An additional option grant to purchase at least 37,500 shares of Class B Common Stock will be awarded to Mr. Weaver upon the achievement of certain performance criteria. In the event of a change in control of the Company which results in the termination of Mr. Weaver's employment with the Company, the options vest fully.

   In October 1998, the Company entered into a letter agreement with Stephen McCarty, the Company's Senior Vice President, Human Resources Management. Pursuant to the letter agreement, Mr. McCarty received an annual base salary of $225,000 and is eligible to receive an annual incentive bonus of approximately 45% of base salary based on achievement of certain performance criteria. Pursuant to the terms of the letter agreement, the Company provided Mr. McCarty with a loan of $12,500 to repay certain obligations incurred by Mr. McCarty in connection with his prior employment, which bears interest at 5.50% per annum, which amount shall be forgiven over three years so long as Mr. McCarty remains employed by the Company. Pursuant to the letter agreement, Mr. McCarty received an option to purchase 75,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vests over three years from Mr. McCarty's hire date. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon termination of James L. Bildner as Chief Executive Officer of the Company, the options vest fully.

   In February 1999, the Company entered into a letter agreement with David Laidlaw, the Company's President, International Operations. Pursuant to the letter agreement, Mr. Laidlaw received an annual base salary of AU $400,000 and is eligible to receive an annual incentive bonus of approximately 25% of base salary. Mr. Laidlaw's incentive bonus is fully guaranteed in the first year of employment, 50% guaranteed and 50% contingent upon Mr. Laidlaw's achievement of certain performance criteria in the second year of employment, and fully contingent upon achievement of performance criteria in the third year of employment. Pursuant to the letter agreement, Mr. Laidlaw received an option to purchase 25,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vests over four years from his date of hire.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

General

   The Compensation Committee has overall responsibility for the Company's executive compensation policies and programs. As part of its responsibility, the Compensation Committee approves all elements of compensation for the Company's executive officers. The Compensation Committee is comprised of Messrs. Cabot, Guenther and Rossetti, all of whom are independent non-employee directors.

Philosophy

   The objective of the Company's executive compensation strategy is to develop and maintain executive reward programs that contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. The Compensation Committee reviews and approves base salary, incentive and equity compensation for the Chief Executive Officer and other executives; establishes, reviews and approves short-term and long-term incentive programs, including performance goals; and reviews and approves incentive and equity compensation to be allocated to all employees. The Compensation Committee engages an independent compensation consultant and refers to outside survey data to assist in carrying out its responsibilities.

   The Compensation Committee believes that, in light of the fiscal 2000 compensation levels of the Named Executive Officers, the Company was not affected by the provisions of Section 162(m) of the Code, which limit the deductibility of executive compensation in excess of $1,000,000 per officer that is not performance-based. The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Annual Base Salary

   The Compensation Committee reviews base salaries annually and establishes base salary of the Company's executives at levels that the Compensation Committee considers to be appropriate in light of the experience, responsibilities and performance of each executive officer and the competitive marketplace.

Annual Bonus Incentives

   Annual bonus awards are designed to provide a short-term incentive to employees. Generally, bonus awards to officers and other non-executive employees are based 50% on the Company's performance and 50% on individual performance. Bonus awards to certain senior executive officers are based upon the executive achieving individual performance goals and further contingent upon the Company meeting predetermined financial goals. Bonuses earned for calendar 1999 were paid during the fiscal year ended September 30, 2000. The calendar 1999 bonus was paid to Mr. Bildner (see "CEO Performance Evaluation" below) and to Mr. Laidlaw in the form of stock options, and to Mr. Weaver, Mr. McCarty and Ms. DePole in the form of cash. Beginning with the fiscal year ended September 30, 2000, annual bonus awards to certain senior executive officers will be earned on a fiscal year instead of calendar year basis.

Stock Options

   As part of its responsibilities, the Compensation Committee administers the Plan, under which stock options may be granted. Stock options provide value to participants when shareholders benefit from stock price appreciation and, as a result, are an important component of the Company's annual executive compensation program. The Compensation Committee intends that stock based incentives will be the primary long-term incentive payable to the Company's executive officers. Stock options granted to executive officers at the time of hiring and periodically thereafter under the Plan are designed to provide long-term incentives and rewards tied to the price of the Class B Common Stock.

   The table above entitled "Option Grants for the Twelve-Month Period Ended September 30, 2000" shows the options granted to the Named Executive Officers during the fiscal year ended September 30, 2000. In determining the size of the grants to executive officers, the Compensation Committee assessed relative levels of responsibility of the individual officers, their expected future contributions and the long-term incentive practice of comparable companies.

   In accordance with the provisions of the Plan, the exercise price of all options granted was equal to the market value of the underlying Class B Common Stock on the date of grant. Accordingly, the value of these grants to executives and other officers depends on the future growth in share value of the Company's Common Stock.

Other Compensation

   The Company, from time to time, has made loans to certain executives in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, education expenses and personal expenses, some of which may be forgiven over time in recognition of the executive's continued performance. See "Certain Transactions."

CEO Performance Evaluation

   On December 31, 1999, the Compensation Committee awarded Mr. Bildner as annual incentive compensation for employment in calendar year 1999 a stock option to purchase 109,375 shares of Class B Common Stock. That stock option vested immediately and was granted at the fair market value of the Class B Common Stock on that date. Beginning with the fiscal year ended September 30, 2000, the Compensation Committee's evaluation of awards of incentive compensation for Mr. Bildner will be made for his employment on a fiscal year basis. Accordingly, for the period January 1, 2000 to September 30, 2000, the Compensation Committee evaluated Mr. Bildner's performance based on several factors, including the achievement of the growth of the Company's revenues and earnings per share, the development of the Company's infrastructure and management team, the continued success of winning significant new contract awards and the completion of a strategic acquisition. Based on the Company's earnings per share performance and Mr. Bildner's individual performance, the Compensation Committee awarded Mr. Bildner an incentive bonus of $262,500, equal to 66% of his potential bonus for the period. Of that amount, $172,712 was paid in cash. The remainder was paid in the form of a stock option to purchase 69,068 shares of Class B Common Stock. The stock option vested immediately and was granted at an exercise price equal to the fair market value on the date of grant. The number of shares was determined using a Black-Scholes calculation. In addition, the Compensation Committee approved an increase in Mr. Bildner's annual base salary for the fiscal year ending September 30, 2001 from $525,000 to $550,000.

   The foregoing report is given by the members of the Compensation Committee, namely:

   Samuel Cabot III

   Morgan P. Guenther

   Ronald L. Rossetti

   The information contained in the foregoing report is not "soliciting material" is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised of Messrs. Cabot, Guenther and Rossetti. There were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board or Compensation Committee during the fiscal year ended September 30, 2000.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Membership and Role of the Audit Committee

   The members of the Audit Committee (the "Audit Committee") are Samuel Cabot, Ronald L. Rossetti and William Van Faasen. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this proxy statement as Appendix A.

   The primary purpose of the Audit Committee is to provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company's shareholders with respect to management's conduct of the Company's accounting and financial reporting process, including the Company's financial statements and reports, the Company's systems of internal accounting and financial controls and the independent audit of the Company's financial statements. The Audit Committee also seeks to maintain and foster open communication among the Audit Committee, the Company's management and the independent auditors.

Review of the Company's Audited Financial Statements for the Fiscal Year ended September 30, 2000

   Management is responsible for the Corporation's internal controls and the financial reporting process. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2000 with the Company's management.

   The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

   Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the SEC.

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

   The foregoing report is given by the members of the Audit Committee, namely:

   Ronald L. Rossetti, Chair

   Samuel Cabot III

   William Van Faasen

                               PERFORMANCE GRAPH

   The following graph compares the Company's total share price performance of the Class B Common Stock for the period beginning with the Company's initial public offering on December 17, 1997 through the fiscal year ended September 30, 2000, with the total share price performance of the Nasdaq Market Index and the Russell 2000 Index. The comparison assumes $100.00 was invested on December 17, 1997 in the Class B Common Stock and in each of the foregoing indices and assumes reinvestment of all dividends, if any.

                              [Performance Graph]

                                                             Russell
     Measurement Date              Tier                       2000                       Nasdaq
     ----------------             ------                     -------                     ------
      12/17/1997                  100.00                     100.00                      100.00
      12/31/1997                  114.67                     102.48                      101.49
       3/31/1998                  184.00                     112.72                      118.63
       6/30/1998                  190.01                     107.26                      122.45
       9/30/1998                  176.00                      85.26                      109.47
      12/31/1998                  184.00                      98.95                      141.70
       3/31/1999                   92.67                      93.24                      159.07
       6/30/1999                   74.67                     107.33                      173.59
       9/30/1999                   73.33                     100.20                      177.47
      12/31/1999                   90.01                     118.36                      262.98
       3/31/2000                   67.34                     126.42                      295.52
       6/30/2000                   56.00                     121.29                      256.31
       9/29/2000                   78.34                     122.26                      237.36

   The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                             CERTAIN TRANSACTIONS

   Pursuant to an Assignment and Assumption Agreement dated as of March 27, 2000, Mr. Bildner purchased from Mr. Barton 440,000 shares of Class A Common Stock. The purchase price for the shares ranges from $5.06 to $7.00 per share. A portion of the purchase price for the shares was paid in the form of Mr. Bildner's assumption of promissory notes and accrued interest totaling $1,166,412 owed by Mr. Barton to the Company.

   During the fiscal year ended September 30, 1999, the Compensation Committee approved the issuance of a corporate guaranty with respect to Mr. Bildner's California residence. The Company's liability under the guaranty is capped at $1,000,000. In connection with the guaranty, Mr. Bildner originally pledged shares to the Company with a fair market value in excess of 110% of the guaranty and agreed to indemnify the Company for any loss, liability or expense incurred in connection with the guaranty. Due to the administrative burden of tracking the pledged shares due to market fluctuations, the Compensation Committee in June of 1999, fixed the number of shares pledged under the guaranty at 126,619 shares of Class B common stock.

   The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide such persons with indemnification, to the maximum extent permitted by the Company's Articles or Bylaws or by the California General Corporation Law, against all expenses, claims, damages, judgments, and other amounts (including amounts paid in settlement) for which such persons become liable as a result of acting in any capacity on behalf of the Company, subject to certain limitations.

   The Company has made loans to certain employees in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, education expenses and personal purposes. All loans are made pursuant to full-recourse, interest-bearing promissory notes and certain notes are secured by a pledge of Common Stock held by the employee. Interest rates range from 5.50% to 7.18% and vary based on the term of the loan and its date of origination. The loans have original terms from one to ten years. Forgivable loans have terms of up to three years and may be forgiven ratably over the note's term or at the note's maturity date for so long as the employee remains employed by the Company. As of September 30, 2000, the outstanding balance of loans and accrued interest to Mr. Bildner totaled $3,489,570, including the loans of Mr. Barton assumed by Mr. Bildner, of which none is forgivable; and to Mr. Weaver totaled $176,522, which amount may be forgiven in its entirety. Mr. Bildner has pledged a total of approximately 301,000 shares of Common Stock as security for his obligations. As of September 30, 2000, the pledged stock had a market value of approximately $2,209,000.

                                 OTHER MATTERS

   The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Laura B. DePole
                                          Laura B. DePole
                                          Secretary

December 22, 2000

   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2000 is available without charge upon written request to: Corporate Secretary, Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596.

                                  Appendix A

                            TIER TECHNOLOGIES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

Purpose

   The primary purpose of the Audit Committee (the "Committee") shall be to provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company's shareholders with respect to management's conduct of the Company's accounting and financial reporting process, including the Company's financial statements and reports, the Company's systems of internal accounting and financial controls and the independent audit of the Company's financial statements. The Committee shall seek to maintain and foster open communication among the Committee, the Company's management and the independent auditors.

Structure, Process and Membership

   The Committee shall consist of at least three members of the Board of Directors. The Board of Directors shall appoint Committee members and the Committee Chair, if any. Committee members shall satisfy the independence and experience requirements of the Nasdaq Stock Market, Inc., or such other exchange on which the Company's securities are then qualified.

   The Committee shall hold such regular or special meetings as its members, the Committee Chair or the Board of Directors shall deem necessary or appropriate. A majority of the members of the Committee shall constitute a quorum for transacting business. All actions of the Committee shall be taken by a majority vote of the members present at a meeting at which a quorum is present. The operation of the Committee shall be subject to the Company's Bylaws as in effect from time to time and California General Corporation Law.

Responsibilities

   In fulfilling its responsibilities, the Committee recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions and accounting rules and financial reporting requirements most effectively.

   The following functions shall be the common recurring activities of the Committee in carrying out its primary purpose and responsibilities:

 Independent Auditors

  . To review and recommend annually to the Board of Directors the independent auditors for the ensuing year, which firm is ultimately accountable to the Committee and the Board of Directors, as representatives of the Company's shareholders.

  . To review the engagement of the independent auditors, including the scope, extent and procedures of and the fees for the audit, and to review periodically the scope and fees for additional non-audit services.

  . To evaluate, together with the Board of Directors, the performance of the independent auditors and, where appropriate, to recommend that the Board of Directors replace the independent auditors.

  . To receive written statements from the independent auditors delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1, to actively engage in a dialogue with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and to take, or to recommend that the Board of Directors take, appropriate action to oversee the independence of the independent auditors.

 Documents and Reports

  . To review, upon completion of the audit, the financial statements to be included in the Company's Annual Report on Form 10-K.

  . To discuss with management and the independent auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

  . As a Committee, or through the Committee Chair, if any, to review with management and the independent auditors the Company's interim financial results to be included in the Company's Quarterly Report on Form 10-Q and the matters required to be discussed by SAS No. 61, within the time periods set forth in SAS No. 71.

  . To review and discuss with the independent auditors any significant disputes or difficulties with management encountered during the audit, any significant changes to the Company's auditing and accounting principles and practices suggested by the independent auditors, and any management letter provided by the independent auditors, as well as management's responses thereto and implementation thereof.

  . To prepare all reports, including the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  . To review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

  . To prepare and maintain minutes of Committee meetings and to report Committee actions to the Board of Directors on a regular basis or as requested.

 Other

  . To confer with the independent auditors and management in separate executive sessions to discuss any matters that the Committee, the independent auditors or management believe should be discussed privately with the Committee.

  . To review with counsel any regulatory or other legal matters that could have a material impact on the Company's financial statements, operations, compliance programs and policies.

  . To investigate any matter brought to the attention of the Committee within the scope of its duties, with full access to the Company's books, records, facilities and personnel, and with the power to retain outside counsel and a separate accounting firm if the Committee deems necessary or appropriate.

  . To review the internal audit function of the Company, if any, including the independence and authority of its reporting obligations, the proposed audit plans for the ensuing year, and the coordination of such plans with the independent auditors, and to review the appointment, replacement, reassignment or dismissal of the head of the Company's internal audit function, if any.

  . To perform such other functions, to have such powers and to take such other actions as may be required by law or applicable regulations, as requested by the Board of Directors, or as the Committee deems is necessary or appropriate in the efficient and lawful discharge of the foregoing.

                           TIER TECHNOLOGIES, INC.

                         CLASS B COMMON STOCK PROXY
                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON JANUARY 22, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Tier Technologies, Inc. hereby constitutes and appoints JAMES L. BILDNER and LAURA B. DEPOLE and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of Class B Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Tier Technologies, Inc. to be held at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor, San Francisco, California at 2:00 p.m. local time on January 22, 2001, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, in the manner specified below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2 AND FOR PROPOSAL NO. 3.

PROPOSAL NO. 1:

Nominees for Director: James L. Bildner, Samuel Cabot III, Morgan P. Guenther, Ronald L. Rossetti and William C. Van Faasen

            [_] For
            [_] Withhold

     Withhold authority to vote for the nominee(s) listed: ___________________

PROPOSAL NO. 2:
Approval of Amendment to 1996 Equity       FOR [_]   AGAINST [_]   ABSTAIN [_]
Incentive Plan

PROPOSAL NO. 3:
Ratification of Appointment of             FOR [_]   AGAINST [_]   ABSTAIN [_]
PricewaterhouseCoopers LLP as
Independent Accountants


                        PLEASE MARK, SIGN AND DATE THIS
                      PROXY AND RETURN IT PROMPTLY WHETHER
                     OR NOT YOU PLAN TO ATTEND THE MEETING.
                         IF YOU DO ATTEND, YOU MAY VOTE
                            IN PERSON IF YOU DESIRE.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement dated December 22, 2000, and of the Company's Annual Report for the fiscal year ended September 30, 2000.

Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ______________, _____  ________________________________________
                              Signature

                             ________________________________________
                              Signature if held jointly